Exhibit 99.1

FB Financial Corporation Reports 2018 Fourth Quarter and Annual Results

Reported diluted EPS of $0.54 and $2.55 for the fourth quarter and year-end 2018

Adjusted diluted EPS of $0.55 and $2.61 for the fourth quarter and year-end 2018

2018 annual loan growth of 15.8% and customer deposit growth of 13.7%

NASHVILLE, Tenn.--(BUSINESS WIRE)--January 22, 2019--FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $17.0 million, or $0.54 per diluted common share, for the fourth quarter of 2018, compared to net income of $23.0 million, or $0.74 per diluted common share, for the fourth quarter of 2017. On an adjusted basis excluding merger-related expenses and the benefit of the tax law changes in 2017, net income per diluted common share was $0.55 for the fourth quarter of 2018 compared to $0.59 for the fourth quarter of 2017.

Additionally, the Company reported net income of $80.2 million, or $2.55 per diluted common share, for the year ended December 31, 2018, compared to net income of $52.4 million, or $1.86 per diluted common share, for the year ended December 31, 2017. On an adjusted basis, net income was $82.1 million, or $2.61 per diluted common share, for the year ended December 31, 2018 compared to $57.8 million, or $2.05 per diluted common share for the year ended December 31, 2017, representing a 42.1% increase in adjusted net income year over year.

President and Chief Executive Officer, Christopher T. Holmes stated, “We continued to see strong balance sheet growth during the quarter with annualized loan growth of 14.5% and customer deposit growth of 5.1%. For the year, our loan growth and customer deposit growth were very strong at 15.8% and 13.7%, respectively. Our team continues to deliver outstanding organic growth balanced with solid profitability. Our net interest margin of 4.50% contracted during the quarter, as expected, but continues to be near the top of our peers. Our returns on assets and tangible equity were less than recent quarters, primarily due to our previously signaled mortgage results, but we are proud of our annual results and have a great foundation heading into 2019.”

Holmes continued, “Additionally, we announced the Atlantic Capital branch acquisition during the quarter which will add approximately $600 million in deposits and $400 million in loans. We are on track to close early in the second quarter of 2019 and continue to be excited about the customers and teams we are adding in Chattanooga and Knoxville, Tennessee as well as Dalton, Georgia.”

Performance Summary

2018	2017	Annualized
(dollars in thousands, expect per share data)	Fourth Quarter	Third Quarter	Fourth Quarter	4Q18 / 3Q18 % Change	4Q18 / 4Q17 % Change
Balance Sheet Highlights
Investment securities	$658,805	$609,568	$543,992	32.0%	21.1%
Loans - held for sale	278,815	323,486	526,185	(54.8)%	(47.0)%
Loans - held for investment	3,667,511	3,538,531	3,166,911	14.5%	15.8%
Allowance for loan losses	28,932	27,608	24,041	19.0%	20.3%
Total assets	5,136,764	5,058,167	4,727,713	6.2%	8.7%
Customer deposits	4,068,610	4,017,391	3,578,694	5.1%	13.7%
Brokered and internet time deposits	103,107	112,082	85,701	(31.8)%	20.3%
Total deposits	4,171,717	4,129,473	3,664,395	4.1%	13.8%
Borrowings	227,776	210,968	347,595	31.6%	(34.5)%
Total shareholders' equity	671,857	648,731	596,729	14.1%	12.6%
Tangible book value per share(1)	$17.02	$16.25	$14.56
Tangible common equity to tangible assets(1)	10.5%	10.2%	9.7%

(1) Certain measures are considered non-GAAP financial measures. See “Use of non-GAAP Financial Measures” and the corresponding non-GAAP reconciliation tables in the Supplemental Financial Information, which accompanies this Earnings Release, as well as “Use of non-GAAP Financial Measures” and the Appendix in the Earnings Release Presentation issued January 22, 2019 for a reconciliation and discussion of this non-GAAP measure.

For the Three Months Ended December 31,
(dollars in thousands, except share data)	2018	2017
Results of operations
Net interest income	$51,367	$48,983
NIM	4.50%	4.63%
Provision for loan losses	$2,200	$956
Net charge-off ratio	0.06%	0.05%
Noninterest income	$27,249	$37,017
Mortgage banking income	$18,997	$30,280
Total revenue	$78,616	$86,000
Noninterest expenses	$53,736	$57,540
Merger-related expenses	$401	$2,069
Efficiency ratio	68.4%	66.9%
Core efficiency ratio(1)	65.4%	63.6%
Pre-tax income	$22,680	$27,504
Total mortgage banking pre-tax contribution (loss), adjusted(1)	$(1,784)	$4,430
Net income	$17,040	$23,018
Diluted earnings per share	$0.54	$0.74
Effective tax rate(2)	24.9%	16.3%
Net income, adjusted(1)	$17,336	$18,265
Diluted earnings per share, adjusted(1)	$0.55	$0.59
Weighted average number of shares - diluted	31,344,949	31,166,080
Actual shares outstanding - period end	30,724,532	30,535,517
Returns on average:
Assets ("ROAA")	1.35%	1.96%
Adjusted(1)	1.37%	1.55%
Equity ("ROAE")	10.3%	15.8%
Tangible common equity("ROATCE")(1)	13.3%	21.3%
Adjusted(1)	13.5%	16.9%

(1) Certain measures are considered non-GAAP financial measures. See "Use of non-GAAP Financial Measures" and the corresponding non-GAAP reconciliation tables in the Supplemental Financial Information, which accompanies this Earnings Release, as well as "Use of non-GAAP Financial Measures" and the Appendix in the Earnings Release Presentation issued January 22, 2019 for a reconciliation and discussion of this non-GAAP measure.

(2) Included $5.9 million income tax benefit related to reduction of deferred tax liability based on changes of enacted federal corporate tax rates for the fourth quarter of 2017.

Continued Focus on Execution of Strategy

The Company grew loans (HFI) by $129.0 million during the fourth quarter of 2018, or 14.5% annualized. The Company also increased its contractual yield on the portfolio by 9 basis points to 5.56% during the fourth quarter of 2018 compared to the third quarter of 2018 and by 36 basis points compared to the fourth quarter of 2017.

During the fourth quarter of 2018, the Company grew customer deposits by $51.2 million, or 5.1% annualized, while total deposit growth was 4.1% annualized. The net growth in customer deposits was impacted by a $24.6 million seasonal decline in mortgage servicing escrow deposits. The cost of customer deposits increased to 100 basis points from 79 basis points in the third quarter of 2018, reflecting the full quarter impact of the third quarter time deposit campaign.

The Company’s net interest margin (“NIM”) was 4.50% for the fourth quarter of 2018, compared to 4.71% and 4.63% for the third quarter of 2018 and the fourth quarter of 2017, respectively. Accretion related to purchased loans and nonaccrual interest contributed 17 basis points to the Company’s NIM in the fourth quarter of 2018 compared to 25 and 29 basis points for the third quarter of 2018 and the fourth quarter of 2017, respectively.

The Company’s NIM and net interest income were negatively impacted from the lower level of mortgage loans held for sale which decreased by $92.7 million in average balances during the fourth quarter of 2018, reflecting lower mortgage volumes in the quarter.

Holmes continued, “Our operating model across both our community and metropolitan markets allows us to balance growth and profitability. We will continue to focus on growing customer relationships, with appropriate pricing, on both sides of the balance sheet to manage our margin and returns.”

Noninterest Income Impacted by Mortgage Environment

Noninterest income was $27.2 million for the fourth quarter of 2018, compared to $34.4 million for the third quarter of 2018 and $37.0 million for the fourth quarter of 2017. Mortgage banking income was $19.0 million for the fourth quarter of 2018, compared to $26.6 million for the third quarter of 2018 and $30.3 million for the fourth quarter of 2017. Interest rate lock commitment volume totaled $1.31 billion in the fourth quarter of 2018 compared to $1.70 billion in the third quarter of 2018 and $1.81 billion in the fourth quarter of 2017.

During the fourth quarter of 2018, the Company’s total mortgage direct contribution was a loss of $1.8 million, which is within the range previously disclosed. The loss includes severance and related costs totaling approximately $0.3 million.

Holmes commented, “Our mortgage business has been negatively impacted by increasing rates and related market conditions, as well as seasonal decreases, which has challenged profitability. Our mortgage team has reduced its expenses and repositioned its origination channels for lower projected volumes. Our team continues to monitor market conditions and is making additional changes as needed to deliver improved results.”

Operating Efficiency Gains Maintained

Noninterest expense was $53.7 million for the fourth quarter of 2018, compared to $57.2 million for the third quarter of 2018 and $57.5 million for the fourth quarter of 2017. Adjusted for merger-related expenses, noninterest expense was $53.3 million for the fourth quarter of 2018, $57.2 million for the third quarter of 2018 and $55.5 million for the fourth quarter of 2017.

Chief Financial Officer, James R. Gordon stated, “Noninterest expenses remained stable within the Banking Segment. Our core efficiency ratio was 65.4%, driven by our Banking Segment core efficiency ratio of 52.9%.”

Asset Quality Remains Strong

During the fourth quarter of 2018, the Company recognized a provision for loan losses of $2.2 million, reflecting loan growth, renewals of previously acquired loans, credit metrics and net charge-offs of 0.06% of average loans. The Company’s nonperforming assets were 0.61% of total assets compared to 0.51% at September 30, 2018. Nonperforming loans were 0.46% of loans held for investment at December 31, 2018, compared to 0.30% at September 30, 2018.

Capital Positioned for Growth

“Our earnings continue to drive strong capital levels capable of sustaining our growth. Our tangible common equity to tangible assets of 10.5% and per share growth in tangible book value of 16.9% year-over-year easily accommodate our quarterly cash dividend of eight cents per share. The announced branch acquisition proactively utilizes our excess capital while providing attractive earnings accretion,” commented Gordon.

Summary

“Overall, our Company continues to deliver strong organic growth and solid profitability while being opportunistic on the acquisition front. We remain committed to helping our customers and associates achieve their goals while providing shareholders with outstanding returns,” Holmes concluded.

WEBCAST AND CONFERENCE CALL INFORMATION

The live broadcast of FB Financial Corporation’s earnings conference call will begin at 8:00 a.m. CT on Wednesday, January 23, 2019, and the conference call will be broadcast live over the Internet at https://www.webcaster4.com/Webcast/Page/1631/28765. An online replay will be available approximately an hour following the conclusion of the live broadcast.

ABOUT FB FINANCIAL CORPORATION

FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tennessee. FB Financial operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered community bank, with 56 full-service bank branches across Tennessee, North Alabama and North Georgia, and a national mortgage business with offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has approximately $5.1 billion in total assets.

SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION

Investors are encouraged to review this Earnings Release in conjunction with the Supplemental Financial Information and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the Supplemental Financial Information and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on January 22, 2019.

BUSINESS SEGMENT RESULTS

The Company has included its business segment financial tables as part of this Earnings Release. A detailed discussion of our business segments is included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2017, and investors are encouraged to review that discussion in conjunction with this Earnings Release.

FORWARD-LOOKING STATEMENTS

This Earnings Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements in some cases through FB Financial’s use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the proposed acquisition, including the timing, anticipated benefits and financial impact thereof, and the outlook for FB Financial’s future business and financial performance.

These forward-looking statements include, without limitation, statements relating to FB Financial’s assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, short and long-term performance goals, prospects, results of operations, strategic initiatives and the timing, benefits, as well as statements relating to the anticipated benefits, financial impact and closing of the proposed acquisition by the Bank of the Atlantic Capital branches, including: the anticipated timing of the closing of the proposed acquisition, acceptance by the customers of the acquired Atlantic Capital branches of FB Financial’s products and services, the opportunities to enhance market share in certain markets, market acceptance of FB Financial generally in new markets, expectations regarding future investment in the acquired Atlantic Capital branches’ markets and the integration of the acquired Atlantic Capital branches’ operations. Forward-looking statements are based on the information known to, and current beliefs and expectations of, FB Financial’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this new release including, without limitation, the parties’ ability to consummate the Atlantic Capital acquisition or satisfy the conditions to the completion of the Atlantic Capital acquisition; the receipt of regulatory approvals required for the Atlantic Capital acquisition on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion and accounting and tax treatment of the Atlantic Capital acquisition; the possibility that any of the anticipated benefits of the Atlantic Capital acquisition will not be fully realized or will not be realized within the expected time period; the risk that integration of the acquired Atlantic Capital branches’ operations with those of FB Financial will be materially delayed or will be more costly or difficult than expected; the failure of the Atlantic Capital acquisition to close for any other reason; the effect of the announcement of the Atlantic Capital acquisition on employee and customer relationships and operating results (including, without limitation, difficulties in maintaining relationships with employees and customers); the possibility that the Atlantic Capital acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; general competitive, economic, political and market conditions and fluctuations; and the other risk factors set forth in FB Financial’s December 31, 2017 Form 10-K, filed with the Securities and Exchange Commission on March 16, 2018, under the captions “Cautionary note regarding forward-looking statements” and “Risk factors”. Many of these factors are difficult to foresee and are beyond FB Financial’s ability to control or predict. FB Financial believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. FB Financial does not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES

This Earnings release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures include, without limitation, adjusted net income, adjusted diluted earnings per share, core noninterest expense and core noninterest income, core efficiency ratio (tax equivalent basis), Banking segment core efficiency ratio (tax equivalent basis), Mortgage segment core efficiency ratio (tax equivalent basis), adjusted mortgage contribution, adjusted return on average assets and equity and core total revenue. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non-core/adjusted in nature. The Company refers to these non-GAAP measures as adjusted measures. The corresponding Supplemental Financial Information and Earnings Release Presentation also presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on tangible common equity, return on average tangible common equity and adjusted return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.

The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and other intangibles, and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures. See the “Use of non-GAAP Financial Measures” and the corresponding non-GAAP reconciliation tables in the Supplemental Financial Information as well as “Use of non-GAAP Financial Measures” and the Appendix in the Earnings Release Presentation issued January 22, 2019, for a discussion and reconciliation of these measures to the most directly comparable GAAP financial measures.

Financial Summary and Key Metrics
(Unaudited)
(In Thousands, Except Share Data and %)

	2018		2017
	Fourth Quarter	Third Quarter	Fourth Quarter
Statement of Income Data
Total interest income	$63,068	$62,612	$55,031
Total interest expense	11,701	9,857	6,048
Net interest income	51,367	52,755	48,983
Provision for loan losses	2,200	1,818	956
Total noninterest income	27,249	34,355	37,017
Total noninterest expense	53,736	57,213	57,540
Net income before income taxes	22,680	28,079	27,504
Income tax expense	5,640	6,702	4,486
Net income	$17,040	$21,377	$23,018
Net interest income (tax—equivalent basis)	$51,799	$53,161	$49,692
Net income, adjusted*	$17,336	$21,377	$18,265
Per Common Share
Diluted net income	$0.54	$0.68	$0.74
Diluted net income, adjusted*	0.55	0.68	0.59
Book value	21.87	21.12	19.54
Tangible book value*	17.02	16.25	14.56
Weighted average number of shares-diluted	31,344,949	31,339,628	31,166,080
Period-end number of shares	30,724,532	30,715,792	30,535,517
Selected Balance Sheet Data
Cash and cash equivalents	$125,356	$181,630	$119,751
Loans held for investment (HFI)	3,667,511	3,538,531	3,166,911
Allowance for loan losses	(28,932)	(27,608)	(24,041)
Loans held for sale	278,815	323,486	526,185
Investment securities, at fair value	658,805	609,568	543,992
Other real estate owned, net	12,643	13,587	16,442
Total assets	5,136,764	5,058,167	4,727,713
Customer deposits	4,068,610	4,017,391	3,578,694
Brokered and internet time deposits	103,107	112,082	85,701
Total deposits	4,171,717	4,129,473	3,664,395
Borrowings	227,776	210,968	347,595
Total shareholders' equity	671,857	648,731	596,729
Selected Ratios
Return on average:
Assets	1.35%	1.72%	1.96%
Shareholders' equity	10.3%	13.3%	15.8%
Tangible common equity*	13.3%	17.4%	21.3%
Average shareholders' equity to average assets	13.2%	12.9%	12.4%
Net interest margin (NIM) (tax-equivalent basis)	4.50%	4.71%	4.63%
Efficiency ratio (GAAP)	68.4%	65.7%	66.9%
Core efficiency ratio (tax-equivalent basis)*	65.4%	63.7%	63.6%
Loans HFI to deposit ratio	87.9%	85.7%	86.4%
Total loans to deposit ratio	94.6%	93.5%	100.8%
Yield on interest-earning assets	5.52%	5.58%	5.20%
Cost of interest-bearing liabilities	1.40%	1.20%	0.79%
Cost of total deposits	1.03%	0.80%	0.50%
Credit Quality Ratios
Allowance for loan losses as a percentage of loans HFI	0.79%	0.78%	0.76%
Net charge-off's (recoveries) as a percentage of average loans HFI	0.06%	0.06%	0.05%
Nonperforming loans HFI as a percentage of total loans HFI	0.46%	0.30%	0.32%
Nonperforming assets as a percentage of total assets (a)	0.61%	0.51%	1.52%
Preliminary capital ratios (Consolidated)
Shareholders' equity to assets	13.1%	12.8%	12.6%
Tangible common equity to tangible assets*	10.5%	10.2%	9.7%
Tier 1 capital (to average assets)	11.5%	11.3%	10.5%
Tier 1 capital (to risk-weighted assets)	12.4%	12.2%	11.4%
Total capital (to risk-weighted assets)	13.0%	12.8%	12.0%
Common Equity Tier 1 (to risk-weighted assets) (CET1)	11.7%	11.5%	10.7%

*These measures are considered non-GAAP financial measures. See "GAAP Reconciliation and Use of Non-GAAP Financial Measures" and the corresponding financial tables below for reconciliations of these Non-GAAP measures. Investors are encouraged to refer to the discussion of non-GAAP measures included in the corresponding earnings release.

(a) For the three months ended December 31, 2017, GNMA loans subject to ability to repurchase were included in nonperforming assets. The Company derecognized these in the first quarter of 2018 as the perceived benefit has decreased with rising rates.

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2018		2017
Net income, adjusted	Fourth Quarter	Third Quarter	Fourth Quarter
Pre-tax net income	$22,680	$28,079	$27,504
Plus merger-related expenses	401	—	2,069
Pre-tax net income, adjusted	$23,081	$28,079	$29,573
Income tax expense, adjusted	5,745	6,702	11,308
Net income, adjusted	$17,336	$21,377	$18,265
Weighted average common shares outstanding fully diluted	31,344,949	31,339,628	31,166,080

Diluted earnings per share, adjusted
Diluted earnings per common share	$0.54	$0.68	$0.74
Plus merger-related expenses	0.01	—	0.07
Less tax effect and benefit of enacted tax laws	—	—	(0.22)
Diluted earnings per share, adjusted	$0.55	$0.68	$0.59

Net income, adjusted		2018	2017
Pre-tax net income		$105,854	$73,485
Plus merger-related expenses		2,265	19,034
Pre tax net income, adjusted		108,119	92,519
Income tax expense, adjusted		26,033	34,749
Net income, adjusted		$82,086	$57,770
Weighted average common shares outstanding fully diluted		31,314,981	28,207,602

Diluted earnings per share, adjusted
Diluted earnings per share		$2.55	$1.86
Plus merger-related expenses		0.07	0.67
Less tax effect and benefit of enacted tax laws		(0.01)	(0.48)
Diluted earnings per share, adjusted		$2.61	$2.05

	2018		2017
Core efficiency ratio (tax-equivalent basis)	Fourth Quarter	Third Quarter	Fourth Quarter
Total noninterest expense	$53,736	$57,213	$57,540
Less merger-related expenses	401	—	2,069
Core noninterest expense	$53,335	$57,213	$55,471
Net interest income (tax-equivalent basis)	$51,799	$53,161	$49,692
Total noninterest income	27,249	34,355	37,017
Less change in fair value on mortgage servicing rights	(2,481)	(2,701)	(190)
Less gain (loss) on sales or write-downs of other real estate owned and other assets	33	446	(386)
Less (loss) gain from securities, net	—	(27)	1
Core noninterest income	29,697	36,637	37,592
Core revenue	$81,496	$89,798	$87,284
Efficiency ratio (GAAP)(1)	68.4%	65.7%	66.9%
Core efficiency ratio (tax-equivalent basis)	65.4%	63.7%	63.6%
(1) Efficiency ratio (GAAP) is calculated by dividing reported noninterest expense by reported total revenue.

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2018		2017
Banking segment core efficiency ratio (tax equivalent)	Fourth Quarter	Third Quarter	Fourth Quarter
Core consolidated noninterest expense	$53,335	$57,213	$55,471
Less Mortgage segment noninterest expense	16,262	18,821	20,117
Adjusted Banking segment noninterest expense	37,073	38,392	35,354
Adjusted core revenue	81,496	89,798	87,284
Less Mortgage segment noninterest income	13,956	19,232	23,825
Less change in fair value on mortgage servicing rights	(2,481)	(2,701)	(190)
Adjusted Banking segment total revenue	$70,021	$73,267	$63,649
Banking segment core efficiency ratio (tax-equivalent basis)	52.9%	52.4%	55.5%

Mortgage segment core efficiency ratio (tax equivalent)
Consolidated Noninterest expense	$53,736	$57,213	$57,540
Less Banking segment noninterest expense	37,474	38,392	37,423
Adjusted Mortgage segment noninterest expense	$16,262	$18,821	$20,117
Total noninterest income	27,249	34,355	37,017
Less Banking segment noninterest income	13,293	15,123	13,192
Less change in fair value on mortgage servicing rights	(2,481)	(2,701)	(190)
Adjusted Mortgage segment total revenue	$16,437	$21,933	$24,015
Mortgage segment core efficiency ratio (tax-equivalent basis)	98.9%	85.8%	83.8%

	2018		2017
Mortgage contribution, adjusted	Fourth Quarter	Third Quarter	Fourth Quarter
Mortgage segment pre-tax net contribution	$(2,283)	$433	$3,269
Retail footprint:
Mortgage banking income	5,041	7,417	6,455
Mortgage banking expenses	4,542	6,383	5,294
Retail footprint pre-tax net contribution	499	1,034	1,161
Total mortgage banking pre-tax net (loss) contribution	$(1,784)	$1,467	$4,430
Pre-tax net income	$22,680	$28,079	$27,504
% total mortgage banking pre-tax net contribution	N/A	5.2%	16.1%
Pre-tax net income, adjusted	$23,081	$28,079	$29,573
% total mortgage banking pre-tax net contribution, adjusted	N/A	5.2%	15.0%

	2018		2017
Tangible assets and equity	Fourth Quarter	Third Quarter	Fourth Quarter
Tangible Assets
Total assets	$5,136,764	$5,058,167	$4,727,713
Less goodwill	137,190	137,190	137,190
Less intangibles, net	11,628	12,403	14,902
Tangible assets	$4,987,946	$4,908,574	$4,575,621
Tangible Common Equity
Total shareholders' equity	$671,857	$648,731	$596,729
Less goodwill	137,190	137,190	137,190
Less intangibles, net	11,628	12,403	14,902
Tangible common equity	$523,039	$499,138	$444,637
Common shares outstanding	30,724,532	30,715,792	30,535,517
Book value per common share	$21.87	$21.12	$19.54
Tangible book value per common share	$17.02	$16.25	$14.56
Total shareholders' equity to total assets	13.1%	12.8%	12.6%
Tangible common equity to tangible assets	10.5%	10.2%	9.7%
Net income	$17,040	$21,377	$23,018
Return on tangible common equity	12.9%	17.0%	20.5%

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2018		2017
Return on average tangible common equity	Fourth Quarter	Third Quarter	Fourth Quarter
Total average shareholders' equity	$659,050	$638,388	$578,856
Less average goodwill	137,190	137,190	137,190
Less average intangibles, net	12,016	12,803	13,726
Average tangible common equity	$509,845	$488,395	$427,940
Net income	$17,040	$21,377	$23,018
Return on average tangible common equity	13.3%	17.4%	21.3%

	2018		2017
Return on average tangible common equity, adjusted	Fourth Quarter	Third Quarter	Fourth Quarter
Average tangible common equity	$509,845	$488,395	$427,940
Net income, adjusted	17,336	21,377	18,265
Return on average tangible common equity, adjusted	13.5%	17.4%	16.9%

Return on average tangible common equity		2018	2017
Total average shareholders' equity		$629,922	$466,219
Less average goodwill		137,190	84,997
Less average intangibles, net		12,815	8,047
Average tangible common equity		$479,917	$373,175
Net income		80,236	52,398
Return on average tangible common equity		16.7%	14.0%

Return on average tangible common equity, adjusted		2018	2017
Average tangible common equity		$479,917	$373,175
Net income, adjusted		82,086	57,770
Return on average tangible common equity, adjusted		17.1%	15.5%

	2018		2017
Return on average assets and equity, adjusted	Fourth Quarter	Third Quarter	Fourth Quarter
Net income	$17,040	$21,377	$23,018
Average assets	5,005,158	4,932,197	4,664,669
Average equity	659,050	638,388	578,856
Return on average assets	1.35%	1.72%	1.96%
Return on average equity	10.3%	13.3%	15.8%
Net income, adjusted	$17,336	$21,377	$18,265
Return on average assets, adjusted	1.37%	1.72%	1.55%
Return on average equity, adjusted	10.4%	13.3%	12.5%

Return on average assets and equity, adjusted		2018	2017
Net income		$80,236	$52,398
Average assets		4,844,865	3,811,158
Average equity		629,922	466,219
Return on average assets		1.66%	1.37%
Return on average equity		12.74%	11.24%
Net income, adjusted		$82,086	$57,770
Return on average assets, adjusted		1.69%	1.52%
Return on average equity, adjusted		13.0%	12.4%

CONTACT:
MEDIA CONTACT:
Jeanie M. Rittenberry
615-313-8328
jrittenberry@firstbankonline.com
www.firstbankonline.com

FINANCIAL CONTACT:
James R. Gordon
615-564-1212
jgordon@firstbankonline.com
investorrelations@firstbankonline.com